                                  EXHIBIT 12.1
                     CKE RESTAURANTS, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)



                                                         Forty Weeks Ended
                                                         -----------------
                                                     November 5,    November 6,
                                                        2001           2000
                                                     ----------     ----------
   Earnings before fixed charges:
      Loss before income taxes                        $(73,443)      $(76,303)

   Fixed charges                                        70,296         80,203
                                                      --------       --------
                                                      $ (3,147)      $  3,900
                                                      ========       ========

   Fixed charges:
      Interest expense                                $ 46,783       $ 53,510
      Interest component of rent expense(1)             23,513         26,693
                                                      --------       --------
                                                      $ 70,296       $ 80,203
                                                      ========       ========

   Deficiency of earnings to cover fixed charges      $(73,443)      $(76,303)
                                                      ========       ========



----------
(1) Calculated as one-third of total rent expense







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